Exhibit 99.1

Fiscal 2017 Fixed Income Release

Denver, Colorado February 14, 2018: Liberty Latin America Ltd. ("Liberty Latin America") (NASDAQ: LILA and LILAK, OTC Link: LILAB) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed income borrowing groups for the three months ("Q4") and twelve months ("2017" or "FY 2017") ended December 31, 2017 as compared to the results for the same periods in the prior year. The financial and operating information contained herein is preliminary and subject to change.

We expect to issue the December 31, 2017 audited consolidated financial statements for each of our applicable fixed income borrowing groups prior to the end of March 2018, at which time they will be posted to the investor relations section of our website (www.lla.com) under the "Fixed Income Filings" heading. Convenience translations provided herein are calculated as of December 31, 2017.

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Cable & Wireless Reports Preliminary 2017 Results1

Operating Momentum Building with 45,000 Organic RGU Adds in 2017
254,000 New Build/Upgrades in 2017, Creating Platform for Future Growth
Cable & Wireless Communications Limited ("C&W") is a leading telecommunications operator in its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.4 million mobile, 0.6 million internet, 0.6 million fixed-line telephony and 0.4 million video subscribers. In addition, C&W delivers B2B services and provides wholesale services over its sub-sea and terrestrial networks that connect over 40 markets across the region.

Acquisition of C&W
On May 16, 2016, a subsidiary of Liberty Global plc acquired C&W (the "C&W Acquisition"). C&W was subsequently contributed to Liberty Latin America as part of the split-off from Liberty Global plc on December 29, 2017. Revenue, Adjusted Segment EBITDA and subscriber statistics have been presented herein using Liberty Latin America’s definitions for all periods presented unless otherwise noted. Significant policy adjustments have been considered in our calculation of rebased growth rates for revenue and Adjusted Segment EBITDA. For additional information on Liberty Latin America’s definition of Adjusted Segment EBITDA and rebased growth rates, see the glossary section and footnote 2, respectively. A reconciliation of net loss to Adjusted Segment EBITDA is included in the Financial Results, Adjusted Segment EBITDA Reconciliation and Property, Equipment & Intangible Asset Additions section below. In addition, effective for the 2016 fiscal year, C&W changed its fiscal year end from March 31 to December 31 to conform with Liberty Latin America.

Operating highlights3:

•	RGU additions of 30,000 in Q4 took FY 2017 additions to 45,000.

◦	Broadband RGU additions of 21,000 in Q4.

▪	Network upgrades and improved go-to-market approach led to gains of 15,000 in Jamaica and 7,000 across our other Caribbean markets.

▪	Panama leveraged its upgraded fixed infrastructure to increase sales of Mast3r bundles, however this was more than offset by churn on our legacy products leading to a decline of 1,000 RGUs.

▪	We added over 40,000 next-generation WiFi "Connect Boxes" across our broadband subscriber base in Q4 2017; significantly enhancing the quality of the in-home broadband experience for our customers.

◦	Video additions of 3,000 RGUs in Q4, first overall net additions recorded in five quarters.

▪	Excluding DTH losses of 4,000 in Panama, our fixed video RGUs grew by 7,000 across C&W's markets.

▪	Jamaica grew strongly, benefiting from network investments and our unique Premier League content, which is a core asset of Flow Sports - the leading sports channel in the English-speaking Caribbean.

◦	Fixed voice additions of 6,000 in Q4, taking 2017 additions to 13,000.

▪	Increased focus on bundles has been driving demand, primarily in Panama, Trinidad and Jamaica in 2017.

•	Mobile subscribers declined by 42,000 in Q4.

◦
Continued growth in Jamaica (23,000 additions) was more than offset by declines in Panama (61,000 decline) and the Bahamas (11,000 decline). The Panama decline reflects our ongoing focus on higher ARPU customers and competitive intensity in the market, while increased competition continued to impact the Bahamas.

•	New build and upgrade initiatives delivered approximately 90,000 premises in Q4, bringing the 2017 total to 254,000 new or upgraded homes.
Financial highlights2:

•	On a rebased basis, revenue was down 3% to $586 million and 1% to $2,326 million, during Q4 and FY 2017, respectively, as compared to the corresponding prior-year periods.

◦
Lower revenue in Q4 was driven by (i) a decline in Bahamas mobile performance where we continue to be impacted by the entry of a new mobile competitor, (ii) reduced fixed-line revenue in Caribbean markets impacted by the hurricanes and lower carrier revenue in Jamaica, and (iii) a fall in low margin project-related B2B revenue in Panama compared to a strong performance in Q4 2016. These declines were partly offset by (i) continued growth in Jamaica's mobile revenue, (ii) increased penetration of high-speed fixed services, particularly in Panama and Jamaica, and (iii) growth in our wholesale capacity business.

◦	The impact of Hurricanes Irma and Maria led to an estimated $7 million reduction in revenue during Q4 and $10 million in FY 2017.

•	Net loss was $80 million and $283 million in Q4 and FY 2017, respectively, as compared to a net loss of $619 million and $567 million, respectively, in the corresponding prior-year periods.

◦
The decrease in our Q4 net loss represents the net impact of (i) lower impairment charges in Q4 2017, primarily due to $706 million of goodwill impairment charges recorded during Q4 2016, (ii) an increase in income tax expense, (iii) higher realized and unrealized losses on derivative instruments and (iv) an increase in depreciation and amortization expense.

◦
The decrease in our FY 2017 net loss represents the net impact of (i) lower impairment charges, (ii) an increase in losses on debt extinguishment, (iii) an increase in depreciation and amortization, (iv) an increase in other operating expenses, primarily due to the net effect of (a) a release of $30 million of restructuring accruals in 2016, (b) higher restructuring costs in 2017 and (c) lower gains on the sale of property and equipment, (v) foreign currency transaction effects, (vi) lower direct acquisition costs, (vii) higher realized and unrealized losses on derivative instruments, (viii) higher income tax expense and (ix) the release of certain legal accruals aggregating $27 million in 2016.

•	On a rebased basis, Adjusted Segment EBITDA was down 1% to $214 million in Q4 and 4% to $858 million in FY 2017, compared to the corresponding prior-year periods.

◦	As previously identified, the FY 2017 growth rate was negatively impacted by the Adjusted Segment EBITDA result in Q1 2016, which was not comparable to preceding and subsequent quarters.

◦
The modest rebased Adjusted Segment EBITDA decline in Q4 was driven by (i) the aforementioned revenue drivers, (ii) the impact of Hurricanes Irma and Maria, which led to an estimated $8 million reduction in Adjusted Segment EBITDA during Q4 ($17 million in FY 2017) and (iii) negative impacts totaling $9 million for the reassessment of certain operating accruals and a provision for a non-cancellable lease. These factors were partially offset by (i) improved margin mix in Panama with reduced low margin project-related B2B revenue, (ii) lower charges for doubtful accounts and (iii) the favorable impact of a reduction in our bonus accrual.

◦	Our portion of Adjusted Segment EBITDA, after deducting the noncontrolling interests' share, ("Proportionate Adjusted Segment EBITDA") was $168 million in Q4 and $666 million in FY 2017.

•	Property, equipment and intangible asset additions represented 27% of revenue in Q4 versus 23% in the prior-year period and 19% of revenue in FY 2017 compared to 21% in FY 2016.

◦
The majority of our spend in Q4 related to (i) CPE spend and network expansion activity, as we accelerated our roll-out with a total of approximately 90,000 two-way homes newly passed or upgraded and (ii) network rebuilds in the markets impacted by Hurricanes Irma and Maria.

◦
Looking ahead, we expect our FY 2018 property, equipment and intangible asset additions as a percentage of revenue to range between 16% and 18%. We anticipate adding or upgrading over 110,000 homes in 2018.

•
At December 31, 2017, our total net debt was $3.6 billion, our proportionate net debt[4] was $3.5 billion, our fully-swapped borrowing cost was 6.3%, and the average tenor of our obligations (excluding vendor financing) was approximately 6.5 years.

•
Based on Q4 results, our Consolidated Net Leverage Ratio[5] was 4.14x. At December 31, 2017, we had maximum undrawn commitments of $707 million, including $132 million under our regional facilities. When our compliance reporting requirements have been completed and assuming no changes from December 31, 2017 borrowing levels, we anticipate that the full amount of our unused commitments availability under our revolving credit facilities (including regional facilities) will be available to be drawn.

•
In February 2018, we entered into a new $1,875 million term loan at C&W, which was used to refinance the existing C&W $1,825 million term loan. The refinancing reduced our margin by 25 basis points to LIBOR + 3.25% and extended the tenor by one year to January 2026. The incremental loan proceeds were used to repay drawings under our revolving credit facility.

Update on Impacts of Hurricanes Irma and Maria:

•	In September 2017, Hurricanes Irma and Maria impacted a number of our markets in the Caribbean.

•
We currently estimate that approximately $50 million of property and equipment additions is required to restore nearly all of the damaged networks in our impacted markets, of which $13 million was incurred during Q4. The effects of the hurricanes negatively impacted our revenue and Adjusted Segment EBITDA by an estimated $7 million and $8 million, respectively, during Q4.

Operating Statistics Summary3

As of and for the three months ended December 31, 2017
Footprint
Homes Passed	1,931,600
Two-way Homes Passed	1,901,800

Subscribers (RGUs)
Basic Video	11,700
Enhanced Video	348,400
DTH	29,700
Total Video	389,800

Internet	615,100
Telephony	576,900
Total RGUs	1,581,800

Q4 Organic RGU Net Additions (Losses)
Basic Video	400
Enhanced Video	7,100
DTH	(4,300)
Total Video	3,200
Internet	21,100
Telephony	5,800
Total organic RGU net additions	30,100

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers	96.8%
Internet as % of Two-way Homes Passed	32.3%
Telephony as % of Two-way Homes Passed	30.3%

Fixed-Line Customer Relationships
Customer Relationships	909,600
Q4 Organic Customer Relationship net additions	1,000
RGUs per Customer Relationship	1.74
Q4 Monthly ARPU per Customer Relationship	$44.80

Customer Bundling
Single-Play	45.2%
Double-Play	35.7%
Triple-Play	19.1%

Mobile Subscribers
Postpaid	286,300
Prepaid	3,130,200
Total Mobile subscribers	3,416,500

Q4 Postpaid net losses	(8,300)
Q4 Prepaid net losses	(33,600)
Total organic Mobile net losses	(41,900)

Q4 Monthly ARPU per Mobile Subscriber
Excluding interconnect revenue	$15.70
Including interconnect revenue	$16.91

Financial Results, Adjusted Segment EBITDA Reconciliation and Property, Equipment & Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months and years ended December 31, 2017 and 2016.

	Three months ended December 31,		Rebased change[2]	Year ended December 31,		Rebased change[2]
	2017	2016		2017	2016
	in millions, except % amounts
Revenue
Panama	$162.1	$166.8	(2.8%)	$624.9	$644.2	(3.0%)
Ventures and other	100.7	102.4	(1.6%)	405.6	416.9	(2.8%)
Jamaica	91.9	85.0	6.1%	352.4	328.6	10.0%
Networks and LatAm	88.2	79.5	0.1%	346.6	289.7	8.9%
BTC	60.3	72.8	(17.2%)	261.3	306.6	(14.8%)
Trinidad and Tobago	38.8	41.5	(5.6%)	157.8	168.4	(3.9%)
Barbados	40.4	41.5	(2.7%)	163.1	171.4	(4.9%)
Seychelles	14.9	14.7	3.4%	60.6	58.7	5.1%
	597.3	604.2	(2.7%)	2,372.3	2,384.5	(1.2%)
Corporate and intersegment eliminations	(11.6)	(9.9)	1.6%	(46.6)	(41.5)	—%
Total revenue	$585.7	$594.3	(2.8%)	$2,325.7	$2,343.0	(1.2%)

Adjusted Segment EBITDA	$214.4	$215.5	(0.9%)	$857.9	$910.2	(4.0%)

Adjusted Segment EBITDA as a percentage of revenue	36.6%	36.3%		36.9%	38.8%

Property, equipment and intangible asset additions	$158.9	$136.9		$439.5	$486.7

Property, equipment and intangible asset additions as a percentage of revenue	27.1%	23.0%		18.9%	20.8%
The following table reflects C&W's revenue for the three months and years ended December 31, 2017 and 2016 by product:

	Three months ended December 31,		Percentage of total	Rebased change[2]	Year ended December 31,		Percentage of total	Rebased change[2]
	2017	2016			2017	2016
	in millions, except % amounts
Product *:
Mobile	$221.1	$225.5	37.7%	(2.1%)	$878.9	$912.4	37.8%	(3.4%)
Managed services	108.6	110.4	18.5%	(4.0%)	396.3	389.9	17.0%	0.3%
Fixed voice	78.6	90.5	13.4%	(13.5%)	343.8	368.1	14.8%	(6.0%)
Internet	71.5	69.4	12.2%	2.8%	287.5	284.9	12.4%	1.9%
Wholesale	59.1	51.9	10.1%	4.8%	235.3	199.6	10.1%	9.2%
Video	46.8	46.6	8.1%	0.5%	183.9	188.1	7.9%	(0.8%)
Total	$585.7	$594.3	100.0%	(2.8%)	$2,325.7	$2,343.0	100.0%	(1.2%)

*	The revenue shown for mobile, fixed voice, internet and video includes both subscription and non-subscription revenue related to these products.

The following table reflects a reconciliation of our preliminary unaudited net loss to Adjusted Segment EBITDA for the three months and years ended December 31, 2017 and 2016.

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	in millions

Net loss	$(79.7)	$(619.0)	$(282.7)	$(566.8)
Interest expense	58.5	63.5	253.9	263.1
Realized and unrealized losses (gains) on derivative instruments, net	9.4	(25.2)	(45.5)	3.2
Foreign currency transaction losses (gains), net	(7.0)	(8.0)	22.4	(33.3)
Losses on debt extinguishment	—	0.6	189.2	42.4
Interest income	(1.6)	(3.2)	(8.8)	(15.3)
Other expense (income)	(2.5)	—	(4.8)	(1.1)
Income tax expense (benefit)	71.6	(55.8)	95.3	(0.6)
Operating income (loss)	48.7	(647.1)	219.0	(308.4)
Depreciation and amortization	146.5	122.8	573.0	492.3
Impairment charges, net (a)	17.2	705.7	30.9	673.9
Direct acquisition costs	0.6	0.7	4.0	55.4
Legal provision releases (b)	—	(3.2)	—	(26.7)
Other operating expense (income), net (b)	(0.2)	35.1	23.2	(11.5)
Share-based compensation expense	1.6	1.5	7.8	35.2
Adjusted Segment EBITDA	$214.4	$215.5	$857.9	$910.2

(a)
Based on our assessments of the impacts of Hurricanes Irma and Maria in 2017, we recorded impairment charges of $14 million related to property and equipment across our impacted markets, including the British Virgin Islands, Dominica, the Bahamas, Anguilla and Turks and Caicos. In addition, during Q4 we recorded goodwill impairment charges of $17 million, primarily related to goodwill associated with BTC, in connection with our annual impairment assessment.

The impairment charge in the three and twelve months ended December 31, 2016 includes a goodwill impairment charge of $706 million. The impaired goodwill originated from our acquisition of Columbus, which was completed on March 31, 2015, and is primarily related to our Trinidad segment and to a much lesser extent, our Networks and Curacao segments. The FY 2016 also includes (i) an impairment recovery of $74 million and (ii) a $35 million charge related to the write-down of our investment in Telecommunications Services of Trinidad and Tobago Limited. The impairment recovery in 2016 relates to certain network assets in the legacy Columbus markets that overlapped with existing C&W markets, which were impaired in 2015. During the three months ended March 31, 2016, the timing of the customer migration plan to C&W's fiber networks was reassessed and extended. Accordingly, the discounted cash flow analysis associated with the 2015 impairment charge was revised to account for a change in the expected useful lives of the underlying assets, which resulted in the impairment recovery.

(b)
In connection with Liberty Latin America’s review of our accounting policies and estimates following the C&W Acquisition, certain accruals that were originally recorded in prior periods were released in 2016. In this respect, for the year ended December 31, 2016, (i) legal provision releases include the release of litigation accruals aggregating $27 million and (ii) other operating expense (income), net, includes the release of restructuring accruals aggregating $30 million.

Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's debt, finance lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2017		2017
	Borrowing currency	$ equivalent
Senior Credit Facility
Term Loan B-3 Facility due 2025 (LIBOR + 3.50%)	$1,825.0	$1,825.0	$1,825.0
$625 million USD Revolving Credit Facility due 2023 (LIBOR + 3.25%)		50.0	50.0
Total Senior Credit Facility		1,875.0	1,875.0

Senior Notes
8.625% GBP Unsecured Notes due 2019	£146.7	198.4	196.5
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
6.875% USD Unsecured Notes due 2027	$700.0	700.0	700.0
Total Senior Notes		1,648.4	1,646.5

Other Regional Debt*		337.2	376.1
Vendor financing		40.0	20.0
Finance lease obligations		12.7	13.8
Total debt and finance lease obligations		3,913.3	3,931.4
Discounts and deferred financing costs, net		(34.7)	(40.0)
Total carrying amount of debt and finance lease obligations		3,878.6	3,891.4
Less: cash and cash equivalents		266.1	285.6
Net carrying amount of debt and finance lease obligations		$3,612.5	$3,605.8

Exchange rate (£ to $)		0.7394	0.7466

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

C&W Footnotes

1.
The financial figures contained in this release are prepared in accordance with IASB-IFRS. C&W's financial condition and results of operations are included in Liberty Latin America’s consolidated financial statements under U.S. GAAP. There are significant differences between the U.S. GAAP and IASB-IFRS presentations of our consolidated financial statements.

2.
For purposes of calculating rebased growth rates on a comparable basis for the C&W borrowing group, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three months and year ended December 31, 2016 to (i) reflect the impacts of the alignment to Liberty Latin America’s accounting policies, (ii) include the pre-acquisition revenue and Adjusted Segment EBITDA of the Carve-out Entities, as defined below, for the three months and year ended December 31, 2016 to the same extent that the revenue and Adjusted Segment EBITDA of the Carve-out Entities are included in our results for the three months and year ended December 31, 2017 and (iii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2017. The most significant adjustments to conform to Liberty Latin America's policies relate to the capitalization of certain installation activities that previously were expensed, the reflection of certain lease arrangements as capital leases that previously were accounted for as operating leases and the reflection of certain time-based licenses as operating expenses that previously were capitalized. We have not adjusted the three months and year ended December 31, 2016 to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that have been implemented in the three months and year ended December 31, 2017. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and Adjusted Segment EBITDA that would have occurred if the acquisitions of C&W and the Carve-out Entities had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for C&W:

	Three months ended December 31, 2016		Year ended December 31, 2016
	Revenue	Adjusted Segment EBITDA	Revenue	Adjusted Segment EBITDA
	in millions

Policy Differences	$—	$—	$(1.2)	$(16.2)
Carve-out Entities	7.2	1.0	23.6	4.6
Foreign Currency	0.9	—	(11.9)	(4.9)
Total	$8.1	$1.0	$10.5	$(16.5)
In connection with the Liberty Latin America Transaction, and an acquisition made by C&W in 2015, certain entities (the "Carve-out Entities") that hold licenses granted by the U.S. Federal Communications Commission (the "FCC") were transferred to entities not controlled by Liberty Latin America or C&W. The arrangements with respect to the Carve-out Entities, which were executed in connection with our acquisition of C&W and the acquisition made by C&W in 2015, contemplated that upon receipt of regulatory approval, C&W would acquire the Carve-out Entities. On March 8, 2017, the FCC granted its approval for C&W’s acquisition of the Carve-out Entities. Accordingly, on April 1, 2017, subsidiaries of C&W acquired the Carve-out Entities for an aggregate purchase price of $86.2 million, which represents the amount due under notes receivable that were exchanged for the equity of the Carve-out Entities.

3.
With the exception of the presentation of SOHO RGUs, subscriber statistics are generally presented in accordance with Liberty Latin America’s policies. SOHO subscribers have not been included in C&W’s RGU counts pending further verification. During the year ended December 31, 2017, Liberty Latin America's review of C&W's subscriber counting policies has resulted in a total reduction of 223,000 Customer Relationships and 246,600 RGUs, largely consisting of inactive and low-ARPU customers. The review of C&W’s subscribers is ongoing and further adjustments are possible.

During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in certain geographies within C&W, including the British Virgin Islands, Dominica and Anguilla, and to a lesser extent, Turks & Caicos, the Bahamas, Antigua and other smaller markets, resulting in disruptions to our telecommunications services within these islands. For the British Virgin Islands, Dominica and Anguilla, where we are still in the process of assessing the impacts of the hurricanes on our networks and subscriber counts, the subscriber levels reflect the pre-hurricane RGU counts as of August 31, 2017, adjusted for net known disconnects through December 31, 2017. Homes passed counts for the British Virgin Islands, Dominica, and Anguilla reflect the pre-hurricane homes passed as of August 31, 2017. As of December 31, 2017, services to most of our fixed-line customers have not yet been restored in the British Virgin Islands, Dominica and Anguilla. While mobile services have been largely restored in these markets, we are still in the process of completing the restoration of our mobile network infrastructure.

4.
At December 31, 2017, the noncontrolling interests' share of C&W’s net debt was $132 million. The noncontrolling interests’ share of C&W’s Adjusted Segment EBITDA was $47 million and $192 million during the three months and year ended December 31, 2017, respectively.

5.
Consolidated Net Leverage Ratio is defined in accordance with C&W's Credit Agreement dated May 26, 2017, taking into account the ratio of its outstanding indebtedness (subject to certain exclusions) less its cash and cash equivalents to its consolidated EBITDA for the last twelve months, reduced proportionately to reflect any noncontrolling interests in both indebtedness and EBITDA.

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VTR Reports Preliminary Fiscal 2017 Results

Best Broadband Result in a Decade with 90,000 RGU Additions in 2017
Strong 2017 Financial Results Including 6% Revenue Growth
VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, providing entertainment, information and communication services to 1.2 million broadband internet, 1.1 million video, 0.6 million fixed-line telephony and 0.2 million mobile subscribers.

Operating highlights:

•	Another record year with 78,000 customer additions in 2017, a 6% increase compared to 2016 driven by enhanced product offerings and continued network expansion.

•	82,000 RGU additions in 2017, surpassing prior-year figure of 77,000.

◦	Broadband RGU additions of 90,000 in 2017.

▪	470,000 WiFi "Connect Boxes" deployed since launch; delivering differentiated connectivity experience for 40% of our broadband subscriber base.

▪	Launched next-generation WiFi boosters in September with over 10,000 deployed at the end of 2017, further extending our broadband speed leadership.

▪	Broadband speeds of 300 Mbps now available to our customers.

◦	Added 20,000 video RGUs in 2017, in line with the prior year.

▪	Driven by the migration of customers from basic to enhanced video services and growth in SOHO RGUs.

▪	Q4 2017 loss of 1,000 video RGUs due to seasonal factors.

◦	Fixed telephony RGUs continued to decline and fell by 29,000 during the year, but represented an improvement year-over-year.

•	Our mobile base grew by 49,000 during 2017, reaching 215,000 subscribers in total.

◦	Over 95% of our mobile base are on postpaid plans with over 80% of sales in 2017 to existing fixed customers.

◦	Highest net additions in 5 years.

•	Focus on leveraging superior broadband speeds and quality of service to drive SOHO growth.

◦	32,000 SOHO RGUs added in 2017; more than doubling the customer base.

•	New build and upgrade initiatives delivered 196,000 premises in 2017; an increase of ~50% compared to 2016.

•	Driving greater operational efficiency with both call volumes and truck rolls lower YoY.

Financial highlights*:

•	Revenue for Q4 and FY 2017 increased 5% to CLP 159 billion and 6% to CLP 618 billion, compared to the respective prior-year periods.

◦
The increases were driven by improvement in (i) residential cable subscription revenue, mainly from increases in ARPU per RGU and average number of subscribers, (ii) mobile subscription revenue, driven by subscriber growth, and (iii) B2B subscription revenue due to growth in SOHO RGUs.

•	ARPU per customer relationship was broadly flat year-over-year in Q4 at CLP 33,659 due to increased traction of our video and broadband dual-play bundles compared to triple-play bundles.

•	Operating income decreased 2% to CLP 35.7 billion in Q4 and increased 21% to CLP 150 billion in FY 2017, as compared to the respective prior-year periods.

◦	The decrease in Q4 was primarily driven by an increase in restructuring charges that were partially offset by the impact of increased Segment OCF, as described below.

◦	The increase in FY 2017 was primarily driven by the impact of increased Segment OCF, as described below, and lower depreciation and amortization expense.

•	Q4 and FY 2017 Segment OCF growth of 2% to CLP 64 billion and 8% to CLP 248 billion, respectively.

◦	The growth in Q4 was driven by the aforementioned revenue growth, partially offset by increases in network-related expenses, marketing costs and copyright and programming expenses.

◦	The solid FY 2017 increase was driven by the aforementioned revenue growth and cost focus during the year.

•	Property and equipment additions of CLP 35 billion in Q4 and CLP 138 billion in 2017.

◦	P&E additions in 2017 were 22% of revenue as compared to 23% in FY 2016.

◦	The increase in Q4 was primarily related to higher spend on (i) CPE and (ii) Product and Enablers driven by new product development.

◦
Looking ahead, we expect our FY 2018 P&E additions as a percentage of revenue to range between 20% and 22%, as we expect to continue our new build and upgrade program in 2018, with over 140,000 homes to be added.

•	As of December 31, 2017, our fully-swapped borrowing cost was 6.4% and the average tenor of debt (excluding vendor financing) was just over six years.

•
Based on our results for Q4 2017, and subject to the completion of the corresponding compliance reporting requirements, our consolidated net leverage ratio was 3.69x, calculated in accordance with the indenture governing the senior secured notes.

•
At December 31, 2017, we had maximum undrawn commitments of $160 million (CLP 98 billion) and CLP 44 billion. When our Q4 compliance reporting requirements have been completed, and assuming no changes from December 31, 2017 borrowing levels, we anticipate that the full amount of our unused commitments will be available to be drawn.

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2017	2016

Footprint
Homes Passed	3,394,700	3,216,600
Two-way Homes Passed	2,912,800	2,710,500

Subscribers (RGUs)
Basic Video	67,500	79,500
Enhanced Video	999,900	967,800
Total Video	1,067,400	1,047,300

Internet	1,181,600	1,091,200
Telephony	628,400	657,000
Total RGUs	2,877,400	2,795,500

Q4 Organic RGU Net Additions (Losses)
Basic Video	(2,400)	(2,900)
Enhanced Video	1,100	5,400
Total Video	(1,300)	2,500

Internet	17,100	14,400
Telephony	(12,100)	(6,600)
Total organic RGU net additions	3,700	10,300

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers	93.7%	92.4%
Internet as % of Two-way Homes Passed	40.6%	40.3%
Telephony as % of Two-way Homes Passed	21.6%	24.2%

Fixed-Line Customer Relationships
Customer Relationships	1,406,900	1,328,900
Q4 Organic Customer Relationship net additions	11,600	11,100
RGUs per Customer Relationship	2.05	2.10
Q4 Monthly ARPU per Customer Relationship	CLP 33,659	CLP 33,953

Customer Bundling
Single-Play	32.9%	31.3%
Double-Play	29.7%	27.0%
Triple-Play	37.4%	41.7%

Mobile Subscribers
Postpaid	208,000	158,200
Prepaid	6,900	8,000
Total Mobile subscribers	214,900	166,200

Q4 Postpaid net additions	8,700	13,900
Q4 Prepaid net losses	—	(500)
Total organic Mobile net additions	8,700	13,400

Q4 Monthly ARPU per Mobile Subscriber
Excluding interconnect revenue	CLP 15,532	CLP 16,215
Including interconnect revenue	CLP 16,653	CLP 17,718

Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and years ended December 31, 2017 and 2016.

	Three months ended December 31,			Year ended December 31,
	2017	2016	Change	2017	2016	Change
	CLP in billions, except % amounts
Revenue	158.5	151.3	4.7%	617.6	580.6	6.4%

Segment OCF	64.1	62.6	2.4%	248.2	229.0	8.3%

Operating income	35.7	39.2		149.5	123.8
Share-based compensation expense	—	0.9		1.6	3.0
Related-party fees and allocations	2.9	2.1		10.0	10.1
Depreciation and amortization	18.0	20.1		73.9	82.1
Impairment, restructuring and other operating items, net	7.5	0.3		13.2	10.0
Segment OCF	64.1	62.6		248.2	229.0

Segment OCF as a percentage of revenue	40.4%	41.4%		40.2%	39.4%

Operating income as a percentage of revenue	22.5%	25.9%		24.2%	21.3%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	CLP in billions, except % amounts

Customer premises equipment	15.1	11.9	69.2	63.2
New build and upgrade	3.8	2.1	20.9	18.0
Capacity	3.8	2.9	13.8	16.4
Baseline	5.5	5.5	17.3	21.4
Product and enablers	6.9	3.9	16.7	12.8
Property and equipment additions	35.1	26.3	137.9	131.8

Assets acquired under capital-related vendor financing arrangements	(5.0)	(7.8)	(35.8)	(30.5)
Assets acquired under capital leases	—	(0.1)	(0.2)	(0.5)
Changes in liabilities related to capital expenditures	3.9	(0.5)	(10.0)	(15.9)
Total capital expenditures	34.0	17.9	91.9	84.9

Property and equipment additions as % of revenue	22.1%	17.4%	22.3%	22.7%

Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt, capital lease obligations and cash and cash equivalents:

December 31,			September 30,
2017			2017
Borrowing currency in millions		CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	861.6	894.1
$160.0 million VTR USD Revolving Credit Facility due 2020		—	—
CLP 44.0 billion VTR CLP Revolving Credit Facility due 2019		—	—
Vendor Financing		59.9	55.7
Capital lease obligations		0.5	0.5
Total debt and capital lease obligations		922.0	950.3
Deferred financing costs		(13.6)	(14.5)
Total carrying amount of debt and capital lease obligations		908.4	935.8
Less: cash and cash equivalents		55.0	101.4
Net carrying amount of debt and capital lease obligations		853.4	834.4

Exchange rate (CLP to $)		615.4	638.7

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; our expectations with respect to P&E additions as a percentage of revenue; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Latin America’s most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America Ltd. (“Liberty Latin America”) is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region increasingly include combinations of services comprised of digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B). For more information, please visit www.lla.com or contact:

Investor Relations
Kunal Patel    +1 786 376 9294

Subscriber Tables
The following selected operating data and subscriber variance tables are as of and for the quarter ended December 31, 2017:

				Video
	Homes Passed	Two-way Homes Passed	Fixed-Line Customer Relationships	Basic Video Subscribers	Enhanced Video Subscribers	DTH Subscribers	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[1]

Operating Data
C&W:
Panama	541,500	541,500	179,200	—	47,900	29,700	77,600	104,500	125,200	307,300	1,682,300
Jamaica[2]	458,300	448,300	233,300	—	102,500	—	102,500	168,500	176,900	447,900	953,700
Trinidad and Tobago	316,000	316,000	156,300	—	107,400	—	107,400	124,300	49,500	281,200	—
Barbados	124,500	124,500	85,500	—	17,700	—	17,700	62,000	75,100	154,800	124,300
The Bahamas	128,900	128,900	47,400	—	6,200	—	6,200	26,600	47,400	80,200	254,900
Other[3]	362,400	342,600	207,900	11,700	66,700	—	78,400	129,200	102,800	310,400	401,300
C&W total	1,931,600	1,901,800	909,600	11,700	348,400	29,700	389,800	615,100	576,900	1,581,800	3,416,500
Chile	3,394,700	2,912,800	1,406,900	67,500	999,900	—	1,067,400	1,181,600	628,400	2,877,400	214,900
Total	5,326,300	4,814,600	2,316,500	79,200	1,348,300	29,700	1,457,200	1,796,700	1,205,300	4,459,200	3,631,400

Q4 Organic Variance
C&W:
Panama	6,400	31,300	(7,400)	—	2,300	(4,300)	(2,000)	(600)	(1,900)	(4,500)	(60,900)
Jamaica	24,800	24,800	9,900	—	5,300	—	5,300	14,800	9,400	29,500	23,200
Trinidad and Tobago	900	900	(900)	—	(900)	—	(900)	900	3,100	3,100	—
Barbados	800	800	500	—	900	—	900	1,200	600	2,700	—
The Bahamas	—	—	(2,100)	—	300	—	300	400	(2,100)	(1,400)	(11,200)
Other[3]	3,400	3,400	1,000	400	(800)	—	(400)	4,400	(3,300)	700	7,000
C&W total	36,300	61,200	1,000	400	7,100	(4,300)	3,200	21,100	5,800	30,100	(41,900)
Chile	34,000	44,700	11,600	(2,400)	1,100	—	(1,300)	17,100	(12,100)	3,700	8,700
Total	70,300	105,900	12,600	(2,000)	8,200	(4,300)	1,900	38,200	(6,300)	33,800	(33,200)

1.	Mobile subscribers are comprised of the following:

	Mobile Subscribers
	Operating Data			Q4 Organic Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,523,600	158,700	1,682,300	(57,800)	(3,100)	(60,900)
Jamaica	934,900	18,800	953,700	23,700	(500)	23,200
Barbados	97,300	27,000	124,300	400	(400)	—
The Bahamas	228,100	26,800	254,900	(10,100)	(1,100)	(11,200)
Other *	346,300	55,000	401,300	10,200	(3,200)	7,000
C&W total	3,130,200	286,300	3,416,500	(33,600)	(8,300)	(41,900)
Chile	6,900	208,000	214,900	—	8,700	8,700
Total	3,137,100	494,300	3,631,400	(33,600)	400	(33,200)

2.
In Q4 2017, we made a 39,100 adjustment to lower Jamaica's fixed-line telephony subscribers to align with Liberty Latin America's policies. This also reduced Jamaica's customer relationships by 39,100.

3.
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in certain geographies within C&W, including the British Virgin Islands, Dominica and Anguilla, and to a lesser extent, Turks & Caicos, the Bahamas, Antigua and other smaller markets, resulting in disruptions to our telecommunications services within these islands. With the exception of the Bahamas, all of these C&W markets are included in the “Other” category in the accompanying table. For the British Virgin Islands, Dominica and Anguilla, where we are still in the process of assessing the impacts of the hurricanes on our networks and subscriber counts, the subscriber levels reflect the pre-hurricane RGU counts as of August 31, 2017, adjusted for net known disconnects through December 31, 2017. Homes passed counts for the British Virgin Islands, Dominica, and Anguilla reflect the pre-hurricane homes passed as of August 31, 2017. As of December 31, 2017, services to most of our fixed-line customers have not yet been restored in the British Virgin Islands, Dominica and Anguilla. While mobile services have been largely restored in these markets, we are still in the process of completing the restoration of our mobile network infrastructure.

Glossary
Adjusted Segment EBITDA – The primary measure used by our management to evaluate C&W’s operating performance. Adjusted segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, adjusted segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe adjusted segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our adjusted segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings or loss, cash flow from operating activities and other IASB-IFRS measures of income or cash flows. A reconciliation of net earnings or loss to adjusted segment EBITDA is presented in the C&W section of this release.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
B2B – Business-to-business subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, telephony, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.
Basic Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an equivalent billing unit ("EBU") basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. We exclude DTH subscribers (as defined below) from basic video subscribers.

Consolidated Net Leverage Ratio (C&W) – Defined in accordance with C&W's Credit Agreement dated May 26, 2017, taking into account the ratio of its outstanding indebtedness (subject to certain exclusions) less its cash and cash equivalents to its consolidated EBITDA for the last twelve months, reduced proportionately to reflect any noncontrolling interests in both indebtedness and EBITDA.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Direct-to-Home ("DTH") Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via satellite.
Enhanced Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced video subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An enhanced video subscriber is not counted as a basic video subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our basic video subscribers equal to the increase in our enhanced video subscribers.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include EBU adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
IASB-IFRS – International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (IASB).
Internet and Telephony as % of Two-way Homes Passed – Broadband and telephony penetration is calculated by dividing the number of broadband RGUs and telephony RGUs, respectively, by total two-way homes passed.
Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our internet subscribers do not include customers that receive services from dial-up connections.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
Net Carrying Amount of Debt and Capital Lease Obligations – Net debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.
Property and Equipment Additions (or in the case of C&W, property, equipment and intangible asset additions) – Include capital expenditures on an accrual basis, amounts financed under vendor financing or capital/finance lease arrangements and other non-cash additions.
Proportionate Adjusted Segment EBITDA – Equal to adjusted segment EBITDA less the noncontrolling interests' share of adjusted segment EBITDA.
Proportionate Net Debt – Equal to the total net debt less the noncontrolling interests' share of net debt. Our internal decision makers believe proportionate net debt and proportionate adjusted segment EBITDA are meaningful measures when assessing leverage of the company because each measure excludes the noncontrolling interests' respective share of C&W’s total net debt and total adjusted segment EBITDA, respectively. These measures provide investors with a means to assess the relative leverage of C&W's wholly-owned and non-wholly-owned operations on a basis that is consistent with C&W's debt structure, in that most of C&W's consolidated debt is not an obligation of C&W's non-wholly-owned subsidiaries. Proportionate adjusted segment EBITDA  is not intended to represent the cash that may be distributed to C&W by its non-wholly owned subsidiaries or that might be available to repay debt, nor is it a measure of C&W’s proportionate earnings in that proportionate adjusted segment EBITDA does not include all of the costs that are included in net earnings or loss or other U.S. GAAP measures of earnings.
Revenue Generating Unit ("RGU") – RGU is separately a basic video subscriber, enhanced video subscriber, DTH subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of basic video, enhanced video, DTH, internet and telephony subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
Segment OCF – The primary measure used by our chief operating decision maker and management to evaluate VTR's operating performance. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1)

readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to segment OCF is presented in the VTR section of this release.
SOHO – Small office/home office subscribers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony subscribers exclude mobile telephony subscribers.
Total Capital Expenditures – The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital/finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
Total Net Debt – Equal to the nominal amount outstanding of consolidated debt and finance lease obligations, less cash and cash equivalents.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Accounting principles generally accepted in the United States.

Additional General Notes
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. Due to system limitations, SOHO customers of C&W are not included in our respective RGU and customer counts as of December 31, 2017. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.